Exhibit 99.1


           COOPERATIVE BANKSHARES, INC. REPORTS FIRST QUARTER EARNINGS

For Immediate Release:

         Wilmington, NC April 22, 2008--Cooperative Bankshares, Inc. (NASDAQ:
"COOP") (the "Company"), the parent company of Cooperative Bank (the "Bank"), reported net income for the quarter ended March 31, 2008 of $752,000 or $0.11 per diluted share. Net income for the quarter ended March 31, 2007 was $2.1 million or $0.32 per diluted share. The decrease in net income from the prior year period was mainly due to a decrease in net interest income, an increase in the provision for loan losses, an increase in expenses related to foreclosed real estate owned, and a gain on the sale of a building recognized in the first quarter of 2007. The decrease in net interest income was primarily caused by a 62 basis point reduction in the interest rate spread from 3.10% at March 31, 2007 to 2.48% at March 31, 2008. This decrease is primarily attributable to action taken by the Federal Reserve to reduce interest rates by 200 basis points during the first quarter of 2008 and 300 basis points since September 18, 2007. As a result of these rate reductions, the Bank's loan portfolio has repriced faster than deposits, causing a decline in net interest income. As the interest rate environment becomes more stable or if interest rates rise, the Bank believes that its interest rate spread would increase. The provision for loan losses increased to $855,000 for the quarter ended March 31, 2008 compared to $300,000 for the quarter ended March 31, 2007. This increase in the provision for loan losses was primarily the result of an increase in valuation allowances for the recorded investment in nonperforming loans and, to a lesser extent, an increase in loan growth and delinquencies at March 31, 2008 compared to March 31, 2007. At March 31, 2008 and 2007, the recorded investment in nonperforming loans was $8.8 million and $1.2 million, respectively, with corresponding valuation allowances of $706,000 and $133,000, respectively. The Bank incurred additional expenses during the quarter ended March 31, 2008 related to foreclosed real estate owned. During the three months ended March 31, 2008, net expenses related to foreclosed real estate owned totaled $215,000 compared to net income related to foreclosed real estate owned of $8,000 for the same period last year. The majority of foreclosed real estate expenses for the three-month period ended March 31, 2008 is related to a valuation write down of $165,000 on one property. Also, during the quarter ended March 31, 2007, the Company recognized a $275,000 gain on the sale of a branch office that was relocated in Morehead City. "As a result of the slowdown in the housing market and the general softening of the economy, we have seen an increase in nonperforming assets. Our management team's assessment of our investment in nonperforming loans was such that we felt an increase to the provision for loan losses was prudent and justified," said Frederick Willetts, III, the Company's Chairman, President, and Chief Executive Officer.

         Total assets increased to $958.2 million at March 31, 2008 compared to $926.8 million at December 31, 2007. Asset growth was primarily the result of continued loan growth during the first quarter of 2008, which was funded by deposit growth and increased borrowings. Loans increased to $844.1 million at March 31, 2008 compared to $820.1 million at December 31, 2007. For the three-month period ended March 31, 2008, the bulk of the increase in the loan portfolio occurred in one-to-four family loans, which grew $18.0 million, and construction and land development loans, which grew $11.7 million. Deposits and borrowings at March 31, 2008 increased to $728.6 million and $158.3 million, respectively, from $714.9 and $141.9 million, respectively, at December 31, 2007. Loan and deposit growth was primarily attributable to the markets in which the Bank conducts its business and the Bank's improved branch network. Loan growth was also affected by the Bank's continued emphasis on increasing overall loan production. The Company's nonperforming assets, which consist of loans ninety days or more delinquent, non-accrual loans, and foreclosed real estate owned, increased to $13.3 million at March 31, 2008 compared to $11.6 million at December 31, 2007. The average balance of nonperforming loans at March 31, 2008 was $274,000 compared to $235,000 at December 31, 2007. Also, at March 31, 2008, foreclosed real estate owned consisted of twelve properties with an average value of $379,000 compared to thirteen properties with an average value of $456,000 at December 31, 2007. All foreclosed real estate owned has been appraised and is recorded at the lower of the loan balance or the estimated fair value of the property less estimated costs to sell. At March 31, 2008, stockholders' equity was $64.8 million, or $9.85 per share, and represented 6.77% of assets, compared to $65.2 million, or $9.94 per share, representing 7.03% of assets at December 31, 2007. Stockholders' equity for the quarter ended March 31, 2008 was affected by the adoption of EITF 06-4 on January 1, 2008. The adoption of EITF 06-4 resulted in an adjustment to the carrying value of liabilities with an offsetting adjustment to the opening balance of retained earnings of $1.0 million, as discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

         Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and two offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

         The Company has filed a Form 8-K with the SEC containing additional financial information regarding the three-month period ended March 31, 2008.

Contact: Frederick Willetts, III, President or Todd L. Sammons, CPA, Senior Vice President/ CFO, 910-343-0181


              COOPERATIVE BANKSHARES, INC.
                    201 MARKET ST.                                            UNAUDITED SELECTED FINANCIAL DATA
                 WILMINGTON, NC 28401                                                NASDAQ SYMBOL: COOP

        (In thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                                   03/31/08          12/31/07           09/30/07          06/30/07          03/31/07
====================================================================================================================================
ASSETS                                         $   958,195       $   926,823        $   921,965       $   891,567       $   865,225
STOCKHOLDERS' EQUITY                                64,842            65,177             63,484            61,365            59,539
DEPOSITS                                           728,639           714,892            707,897           690,798           665,139
BOOK VALUE (6,580 SHARES AS OF 3/31/08)               9.85              9.94               9.69              9.37              9.14

NON-PERFORMING ASSETS:
  ACCRUING LOANS 90 DAYS PAST DUE                    5,316             3,560              5,114             1,082             1,015
  NON-ACCRUAL LOANS                                  3,462             2,083              3,224               525               219
  FORECLOSED REO                                     4,549             5,924              1,043               574               574
                                             ---------------------------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS                $    13,327       $    11,567        $     9,381       $     2,181       $     1,808
                                             =======================================================================================

====================================================================================================================================
FOR THE QUARTER ENDED:                            03/31/08          12/31/07           09/30/07          06/30/07          03/31/07
====================================================================================================================================
NET INTEREST MARGIN                                   2.83%             3.25%              3.44%             3.48%             3.50%
  (Net Interest Income/Average
   Interest-earning Assets)

EARNING ASSETS/LIABILITIES                           108.6%            109.7%             110.6%            110.5%            110.1%

STOCKHOLDERS' EQUITY/ASSETS                           6.77%             7.03%              6.89%             6.88%             6.88%

====================================================================================================================================

NET INCOME                                     $       752       $     1,805        $     2,107       $     2,066       $     2,103
                                             =======================================================================================

NET INCOME PER DILUTED SHARE                   $      0.11       $      0.27        $      0.32       $      0.31       $      0.32
                                             =======================================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                   6,610             6,632              6,646             6,634             6,639
                                             =======================================================================================

ALLOWANCE FOR LOAN LOSSES
    PROVISION                                  $       855       $       450        $       532       $       350       $       300
    CHARGE OFFS                                        226               416                162                68                14
    RECOVERIES                                           8                 9                  8                --                13
                                             ---------------------------------------------------------------------------------------
    BALANCE                                    $     9,425       $     8,788        $     8,745       $     8,367       $     8,085
                                             =======================================================================================


NOTE: The provision for allowance for loan losses for the quarter ended September 30, 2007 includes $182 representing the balance of the allowance for loan losses acquired in the purchase of the Bank of Jefferson.